CARDTRONICS PLC
ANNEX 1 (THE NON-EMPLOYEE SHARE AND CASH AWARD PLAN) OF THE FOURTH AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT FOR EMPLOYEES
(Performance-Based/SA)
The grant of restricted stock units (“RSUs”) to [●] (the “Participant”) on [●] (the “Grant Date”) by Cardtronics plc, an English public limited company (the “Company”), is subject to the terms and conditions of Annex 1 (the Non-Employee Share and Cash Award Plan) of the Cardtronics plc Fourth Amended and Restated 2007 Stock Incentive Plan (as assumed and adopted by the Company) (the “Plan”) and this Restricted Stock Unit Agreement (this “Agreement”). By the Participant’s acceptance (electronic or otherwise) of this grant of RSUs, the Participant agrees to all the terms and conditions of the Plan, this Agreement, and any country-specific terms and conditions set forth in the addendum to this Agreement.
1.Grant of RSUs. This Agreement applies to the grant to the Participant of [●] RSUs. Each RSU represents a contractual right to receive an amount in cash equal to the Fair Market Value of one Class A ordinary share, nominal value $0.01 each, of Cardtronics plc (an “Ordinary Share”) plus any DERs accrued thereon following the vesting of such RSU in accordance with and subject to this Agreement and the Plan.
2.Vesting Schedule. The Participant’s RSUs can vest to the extent the Performance Goals (as set forth in Schedule A) applicable to the Performance Period (as specified in Schedule A) are attained, as determined in accordance with this Section 2. The Committee will meet no later than [●] of the year following the end of the Performance Period to determine whether the Company met its Performance Goals and approve the final Performance Goals achievement (the “Achievement” and the date such Achievement is determined, the “Achievement Date”). The Company will issue a written notice to the Participant of the findings as to whether the Company met its Performance Goals and, if so, the specific level achieved (the “Award Notice”), and the exact number of RSUs that have vested based on achievement of the Performance Goals (such number of RSUs, the “Vested RSUs”).
3.Definitions. To the extent any capitalized terms used in this Agreement are not defined herein, they shall have the meaning ascribed to them in the Plan. In addition to the terms defined elsewhere herein, the following capitalized terms shall have the meanings indicated below:
(a)“Cause” shall have the meaning ascribed to it in the Participant’s employment agreement with the Company, a Subsidiary or the Company’s holding company; provided, however, that if the Participant does not have such an employment agreement or the Participant’s employment agreement does not define the term “cause”, then “Cause” shall mean the termination of the Participant’s employment with the Company based on a determination by the Committee (or its delegate) that the Participant: (i) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of the Participant’s duties with respect to the Company or any Affiliate; (ii) has refused without proper legal reason to perform the Participant’s duties and responsibilities to the Company or any Affiliate; (iii) has materially breached any material provision of a written agreement or corporate policy or code of conduct established by the Company or any Affiliate; (iv) has willfully engaged in conduct that is materially injurious to the Company or any Affiliate; (v) has disclosed without specific authorization from the Company confidential information of the Company or any Affiliate that is materially injurious to any such entity; (vi) has committed an act of theft, fraud, embezzlement, misappropriation or willful breach of a fiduciary duty to the Company or any Affiliate; or (vii) has been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).
(b)"DER" shall have the meaning assigned to such term in Paragraph 6.
(c)“Disability” shall mean that a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that has either been diagnosed as permanent by a qualified medical practitioner or can be expected to result in death or can be expected to last for a continuous period of not less than [●] months.
(d)“Employer” shall mean the Company or Subsidiary that employs the Participant.
(e)“Termination Date” shall mean the effective date of termination or cessation of the Participant’s employment with the Employer if the Participant is a resident of, or employed in, the United States. If the Participant is a resident of, or employed outside of the United States, “Termination Date” shall mean the earliest of (i) the date on which notice of termination or cessation of the Participant's employment with the Employer is provided to or by the Participant; (ii) the last day of the Participant’s active service with the Employer or (iii) the last day on which the Participant is an employee of the Employer, as determined in each case without included any required advance notice period and irrespective of the status of the termination under local labor or employment laws.
4.Termination of Service. Unless otherwise expressly provided in this Section 4 or Section 7, in the event the Participant’s employment with Employer terminates prior to the end of the Performance Period, the Participant shall cease vesting in the RSUs as of the Termination Date and any unvested RSUs shall be forfeited in their entirety.
(a)Death or Disability. In the event the Participant’s employment terminates as a result of death or Disability within the Performance Period, the RSUs shall be deemed earned at the Target level and a number of RSUs equal to the product of (i) the total number of RSUs granted pursuant to this Agreement and (ii) the quotient obtained by dividing (a) the number of days the Participant was employed within the Performance Period and (b) the total number of days in the Performance Period, shall become vested upon such termination and paid out in cash within 30 days following such employment termination, based on the Fair Market Value of an Ordinary Share on the date of such employment termination,.
(b)Involuntary Termination without Cause. In the event the Participant is involuntarily terminated by the Company or a Subsidiary without Cause (i) within the first [●] months of the Performance Period, then all outstanding RSUs shall be forfeited or (ii) within the last [●] months of the Performance Period, then as of the end of the Performance Period, a number of RSUs (if any) shall vest equal to the product of (a) the total number of Vested RSUs (as determined in accordance with Section 2) and (b) the quotient obtained by dividing (1) the number of days the Participant was employed during the Performance Period and (2) the total number of days in the Performance Period, and shall be paid out in cash following approval of the Achievement but in no event later than [●], based on the Fair Market Value of an Ordinary Share on the Achievement Date.
5.Settlement of the RSUs. The Company shall settle the Vested RSUs solely in cash. Except as set forth in Section 4, such cash payment will be based on the number of Vested RSUs multiplied by the Fair Market Value of an Ordinary Share and the applicable exchange rate (as determined by the Company) on the Achievement Date, and will be paid out to the Participant as soon as practicable via normal payroll, but no later [●]. The Company may deduct any amount from the cash payment due in respect of the RSU if necessary to comply with applicable local law or to comply with tax obligations with respect to the vesting or settlement (in which case, the Participant hereby expressly authorizes the Company to make such necessary deductions on the Participant’s behalf).
6.Dividend Equivalent Rights. If the Company declares a dividend with respect to Ordinary Shares, the Participant will receive dividend equivalent rights (the “DERs”) equal to the amount of the dividends payable on the dividend payment date with respect to the maximum number of Ordinary Shares which would have been otherwise held by a Participant if such Participant was issued Ordinary Shares instead of RSUs (for the avoidance of doubt, it being recorded that each RSU held by a Participant shall be regarded as one Ordinary Share for the purposes of any calculation required herein). The DERs will be subject to the same terms and conditions that apply to the RSUs (including vesting conditions), such that no payment shall be due to the Participant unless and until the corresponding RSUs have vested in accordance with Section 2 or Section 4. The DERs will be settled in cash on the date the underlying RSUs are settled, subject to the Company’s collection of the Tax-Related Items pursuant to Section 8. If an RSU is settled before a dividend payment date, but after the dividend record date, the Participant will be entitled to be paid for the DERs that relate to the number of Ordinary Shares credited to the Participant’s account on the settlement date; provided that payment for such DERs shall be made no later than the fifteenth (15th) day of the third (3rd) calendar month of the year following the year in which the RSUs vest.
7.Corporate Change. In the event of a Corporate Change, (i) if the Participant’s then outstanding RSUs are continued, assumed or substituted for awards by the Company or the surviving company or corporation or its parent, a number of such RSUs based on the greater of (A) the target level achievement of the Performance Goals and (B) the actual level of achievement of the Performance Goals as of immediately prior to the Corporate Change and based on pro-rated Performance Goals to account for any shortened Performance Period (if applicable), shall convert to time-based vesting RSUs that shall vest on the last day of the Performance Period, subject to continued service on such date, and shall be paid out in cash no later than [●], based on the Fair Market Value of an Ordinary Share (or equity security to which the RSUs relate following a Corporate Change) on the last date of the Performance Period; provided that, if, on or following the date of consummation of the Corporate Change, (x) the Participant’s employment is terminated by the Company or the surviving company or corporation or its parent without Cause prior to the end of the Performance Period or as a result of death or Disability of the Participant prior to the end of the Performance Period, such RSUs shall fully vest and be paid out in cash within thirty (30) days following such termination of service, based on the Fair Market Value of an Ordinary Share (or equity security to which the RSUs relate following a Corporate Change) on the date of such termination or (ii) if the Participant’s then outstanding RSUs are not continued, assumed or substituted for awards by the Company or the surviving company or corporation or its parent, such outstanding RSUs shall fully vest as of immediately prior to the Corporate Change based on the greater of (A) the target level of achievement of the Performance Goals and (B) the actual level of achievement of the Performance Goals as of immediately prior to the Corporate Change and based on pro-rated Performance Goals to account for any shortened Performance Period (if applicable), and shall be paid out in cash at the consummation of the

Corporate Change based on the value or amount of consideration to be paid in the Corporate Change transaction to holders of Ordinary Shares.
8.Withholding of Tax. Regardless of any action the Company or its Affiliates or an Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (the “Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and that the Company and its Affiliates or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of the RSUs, the settlement of RSUs, and the receipt of any dividends or DERs and (ii) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items. The Company and any Affiliate shall be entitled to withhold, and the Participant shall be obliged to pay, the amount of any tax, social insurance or social security contributions, payroll, fringe benefit or other taxes attributable to or payable in connection with or pursuant to the grant or any vesting, exercise, release or assignment of any RSU. The Committee may establish appropriate procedures to provide for any such payments, including but not limited to (1) the deduction of such payment from the salary or bonuses or any other amounts due to a Participant by the Company or any Affiliate at any time, and (2) by direct collection from the Participant at any time. The Participant authorizes the Company, any Affiliate to withhold any amounts from any cash payment due in respect of an RSU to obtain sufficient funds to enable the Company or any Affiliate to discharge any obligation it may have to pay tax, social insurance or social security contributions (including employer’s social security contributions or payment on account, where appropriate) or other tax liability obligation arising in respect of the vesting or exercise of the Award to the relevant revenue, tax or social insurance authorities.
9.Nature of Grant. In accepting the grant of the RSUs, the Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Committee at any time, as provided in the Plan and this Agreement;
(b)the grant of RSUs are voluntary and occasional and do not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;
(c)all decisions with respect to future grants of RSUs or other grants, if any, will be at the sole discretion of the Company or the Committee, as applicable, including, but not limited to, the form and timing of awards, the cash amount in respect of RSUs, and the vesting provisions applicable to the awards;
(d)the Participant shall not be entitled and shall be deemed to have waived any possible entitlement, to any compensation for any loss he may suffer as a result of the exercise by the Company or the Committee of, or its failure to exercise, any of the discretions given to it by the Plan;
(e)the grant of RSUs and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any Affiliate and shall not interfere with the ability of the Employer to terminate the Participant’s employment or service relationship;

(f)the Participant is voluntarily participating in the Plan;
(g)the RSUs are not intended to replace any pension rights or compensation;
(h)the RSUs and the value of the same are an extraordinary item of compensation outside the scope of the Participant’s employment (and employment contract, if any) and are not part of normal or expected compensation for any purpose, including calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(i)the future value of the notional Ordinary Shares underlying the RSUs is unknown, indeterminable and cannot be predicted with certainty;
(j)no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the Participant ceasing to have rights under or to be entitled to RSUs, whether or not as a result of the Participant’s termination of employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and in consideration of the grant of the RSUs to which the Participant is otherwise not entitled, the Participant irrevocably agrees to (x) never to institute a claim against the Company, the Employer or any Affiliate and (y) waive his or her ability, if any, to bring any such claim, and releases the Company, the Employer and all Affiliates from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction; by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim; and
(k)if the Participant resides or is employed outside the United States, the Participant acknowledges and agrees that the Company and any Affiliate shall not be liable for any exchange rate fluctuation between the Participant’s local currency and the U.S. Dollar that may affect the value of the RSUs or of any amounts due pursuant to the settlement of the RSUs.
10.Insider Trading and Market Abuse Laws. The Participant acknowledges that he or she may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the Participant’s country of residence, which may affect the Participant’s ability to acquire or sell notional Ordinary Shares or rights to Ordinary Shares (e.g., the RSUs) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions, including the Participant’s country of residence). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant is responsible for ensuring compliance with any applicable restrictions and is advised to consult with his or her personal legal advisor on this matter.
11.Company Policies. The Participant acknowledges and expressly agrees to all of the terms of the Company's policies in force and as may be amended or replaced from time to time which apply (as indicated by the terms of such policies) in respect of the grant of the RSUs thereunder, including (without limitation) the Company’s Recoupment of Incentive Compensation Policy a/k/a Clawback Policy.
12.Country Specific Addendum. Notwithstanding any provisions of this Agreement to the contrary, the RSUs shall be subject to any special terms and conditions for the Participant’s country of residence

(and country of employment, if different) set forth in the addendum to this Agreement (the “Addendum”). If the Participant transfers residence or employment to another country reflected in the Addendum, the special terms and conditions for such country will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such special terms and conditions is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the RSUs and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer). In all circumstances, any applicable Addendum shall constitute part of this Agreement.
13.No Advice Regarding Grant. The Company and the Employer are not providing any tax, legal or financial advice, nor is the Company or the Employer making any recommendations regarding the RSUs, the Participant’s participation in the Plan or the Participant’s entitlement to a cash payment in respect of the RSUs. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.
14.Restriction on Transferability. Except to the extent expressly provided in the Plan or this Agreement, the RSUs may not be sold, transferred, pledged, assigned or otherwise alienated at any time. Any attempt to do so contrary to the provisions hereof shall be null and void.
15.Notices. Any notice given to the Participant shall be addressed to the Participant at the address or electronic address listed in the Participant’s electronic stock plan account held with the Administrator. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or the Administrator.
16.Binding Effect. This Agreement shall be binding upon, enforceable against, and inure to the benefit of the Participant, including the Participant’s personal representatives, and the Company and its successors and assigns.
17.Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Grant Date and the provisions of this Agreement, except terms otherwise defined herein, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.
18.Severability. If all or any part of the Plan or this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or this Agreement not declared to be unlawful or invalid. Any provision of this Agreement (or part of such provision) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such provision (or part of such provision) to the fullest extent possible while remaining lawful and valid.
19.Waiver. The waiver by the Company with respect to the Participant (or any other Participant’s) compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant of any provision of this Agreement.
20.Language. If the Participant is resident or employed outside of the United States, the Participant acknowledges and agrees that it is his or her express intent that the Plan, this Agreement and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the RSUs, be drawn up in English. If the Participant has received the Plan, this Agreement or any other documents related to the RSUs translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
21.Electronic Signatures. Each party agrees that the electronic signatures, whether digital or encrypted, of the parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures.  Delivery of a copy of this Agreement or any other document contemplated hereby bearing an original or electronic signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original or electronic signature.
22.Data Privacy. The Company and its Affiliates hereby notify the Participant of the following in relation to the Participant’s personal data and the collection, processing and transfer of such data in relation to the grant of the RSUs and the participation in the Plan pursuant to applicable personal data protection laws. The collection, processing and transfer of the Participant’s personal data is necessary for the Company’s administration of the Plan and the Participant’s participation in the Plan, and the Participant’s denial and/or objection to the collection, processing and transfer of personal data may affect the Participant’s ability to participate in the Plan. As such, the Participant expressly and voluntarily acknowledges, consents and agrees (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein. Special provisions operate for Participants located in Europe (see below) which do not rely on the Participant's consent as the basis for lawful processing.
The Company and its Affiliates hold certain personal information about the Participant, including (but not limited to) the Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all RSUs or any other entitlement to shares awarded, canceled, purchased, vested, unvested or outstanding in the Participant’s favor for the purpose of managing and administering the Plan (the “Data”). The Data may be provided by the Participant or collected, where lawful, from third parties, and the Company and its Affiliates will process the Data for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Participant’s country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such information is unnecessary for the processing purposes sought. The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Participant’s participation in the Plan.
The Company and its Affiliates will transfer Data as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company and its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, the United States or elsewhere throughout the world. The Participant hereby expressly authorizes (where required under applicable law) the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any shares acquired pursuant to the Plan.
The Participant may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (i) obtain confirmation as to the existence of the Data, (ii) verify the content, origin and accuracy of the Data, (iii) request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of the Data and (iv) oppose, for legal reasons, the collection, processing or transfer of the Data that is not necessary or required for the implementation, administration and/or operation of the Plan and the Participant’s participation in the Plan. The Participant may seek to exercise these rights by contacting his or her local Human Resources manager.
Where The General Data Protection Regulation (EU) 2016/679 and local implementing data protection laws ("Data Protection Legislation") apply, the Company and its Affiliates confirm that they will comply with Data Protection Legislation when processing a Participant's data and that further information about the processing of personal data is set out in the privacy notice which has been made available by the employing company and to which the Participant has previously been directed.
23.Controlling Law. The RSUs and this Agreement are governed by, and subject to, the laws of England and Wales. The English courts will have exclusive jurisdiction in respect of all disputes arising under or in connection with the RSUs.

(Signature page follows)

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Participant has executed this Agreement, all as of the date first above written.

CARDTRONICS PLC

/s/
Aimie M. Killeen, Company Secretary

/s/
G. Patrick Phillips, Chairman, Compensation Committee

PARTICIPANT

Electronic Signature
Participant Name

Accepted on: Acceptance Date

SCHEDULE A
Performance Goals. For the avoidance of doubt, the terms defined in this Agreement shall have the same meaning in this Schedule A. The Committee has adopted the following performance goals (the “Performance Goals”) for the period from [●] through [●] (the “Performance Period”):

Measure	Threshold ($ in 000’s)	Target ($ in 000’s)	Maximum ($ in 000’s)	Weighting
Adjusted EBITDA	$[●]	$[●]	$[●]	[●]
Payout	[●]	[●]	[●]

1.Definitions. In addition to the terms defined elsewhere herein, the following capitalized terms shall have the meanings indicated below:
(a) “Adjusted EBITDA” shall mean for a given fiscal year the Adjusted Earnings before Interest, Taxes, Depreciation and Amortization as defined in the Company’s 10-K for such fiscal years, as adjusted by Section 3 of this Schedule A.
2.Performance Qualifiers. For the RSUs to vest under this Agreement, both of the following performance qualifiers must be met:
(a)The Company must be compliant with all material public company regulations and reporting requirements for its fiscal year.
(b)The Participant must achieve the minimum performance standards established by his or her superior (or the Board) and must have completed the required corporate and compliance training assigned as of the end of the Performance Period.
3.Adjustments. The Performance Goals described in Section 1 of this Schedule A represent the Company’s business as of January 1, 2021. The Committee has approved the following categories of adjustments to actual performance for the purposes of calculating the level of performance achieved in this Schedule A. Unless otherwise determined by the Committee, in order for an adjustment category to be used, the adjustment must be reversing the impact actually realized and reported in the Company’s 10-K in a given fiscal year. The Committee, however, will review and approve all adjustments to actual performance prior to completion of the calculation of the RSUs earned under this Agreement. Certain adjustments already may be incorporated in Adjusted EBITDA and are not intended to be adjusted twice.
(a)Currency Exchange Rate. Currency exchange rate adjustments will be applied to actual results having the effect of neutralizing changes (i.e., no positive or negative impact) in exchange rates when results are determined as compared to exchange rates utilized in setting Performance Goals.
(b)Acquisition and Strategic Investment, and Corporate Transaction Performance Adjustments. Actual results relative to any acquisitions involving annual revenues in excess of 2% of prior year consolidated revenues, or strategic investments involving capital expenditures in excess of $5 million, or other strategic acquisitions, and corporate transactions or other investments as approved by the Board, will be adjusted by subtracting the Board approved business case for each acquisition/investment under procedures approved by the Committee, thus rewarding management for better than business case performance and holding management accountable for less than business case performance in calculating incentives earned. Transaction costs and other non-recurring costs associated with such acquisition, strategic investments, corporation transactions and reorganizations and other investments will be considered as an add-back to profitability.
(c)Divestiture Adjustments. Actual Company results relative to any divestiture approved by the Board will be adjusted by adding back the Board approved business case for each divestiture under procedures approved by the Committee, thus not penalizing management for completing divestitures that are in the best interest of the Company. If the divestiture was already considered in establishing the Performance Goals, no adjustment will be made (i.e., no adjustment will be made twice). Transaction costs and other non-recurring costs associated with such divestitures will be considered an add-back to profitability. The Committee reserves the right to review and approve any gain/loss made on the sale and its impact to the Company’s results.
(d)Miscellaneous Costs Adjustments. Unbudgeted acquisition and transaction-related costs and other non-recurring costs, inclusive of costs incurred to review and/or complete an acquisition such as legal, advisory, accounting, tax, other professional costs, and other expenses associated with recently completed/considered acquisitions will be considered add-backs to profitability consistent with the Company’s public reporting of such costs in its periodic earnings reports and filings with the Securities and Exchange Commission.
(e)Restructuring Charges. Restructuring charges, inclusive of employee termination-related costs to the extent they are part of a management plan (i.e. not individual separations) will be considered an add-back to profitability consistent with the Company’s public reporting of such costs in its periodic earnings reports and filings with the Securities and Exchange Commission.
(f)Employee Termination Adjustments. Employee termination-related costs in the case of the termination of a current Named Executive Officer (as defined in Item 402 of Regulation S-K) or employee designated as such in the past three years will be considered an add-back to profitability if it is not already treated as such in the Company’s periodic earnings reports and filings with the Securities and Exchange Commission. The add-back will only include amounts in excess of the annual budget for the current year for the specific position/employee as included in the Targets.
(g)Accounting Adjustments. To the extent there is a change in accounting presentation during the Performance Period, the effect of which changes the measurement of achievement of results under this Schedule A, either positively or negatively, the Committee shall neutralize the impact of such changes.
(h)Other Adjustments. Other adjustments that the Committee deems appropriate. Any specific adjustment to the Company’s performance for the purpose of determining earned awards under this Schedule A must be approved by the Committee.

ADDENDUM
This Addendum includes additional terms and conditions that govern the RSUs granted to the Participant under the Plan if the Participant resides in, or is employed in, one of the countries addressed herein. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan and the Restricted Stock Unit Agreement (the “Agreement”) to which this Addendum is attached.
This Addendum also includes information regarding exchange control laws and certain other issues the Participant should be aware of with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of March 2021. The laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date by the time the Participant vests in the RSUs.
In addition, the information contained in this Addendum is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the applicable laws in his or her country may apply to his or her situation.
If the Participant (i) is a citizen or resident of a country other than the one in which he or she is currently working or residing, (ii) transfers to another country after the RSU grant date, (iii) changes employment status to a consultant position, or (iv) is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the special terms and conditions contained herein shall apply to the Participant.

SOUTH AFRICA
Data Protection:
The final Protection of Personal Information Act (POPI) came into effect on 1 July 2020 and full compliance will be required by 1 July 2021. POPI places a positive obligation on entities to ensure that they comply with POPI when handling personal information.
POPI requires, among other things, that each business appoint a designated information officer, that all personal information is processed in a lawful manner and that the business receives consent from both clients and personnel to handle their personal information.
For purposes of this section, the following terms shall have the meanings assigned to them hereunder:
"Consent" means any voluntary, specific and informed expression of will in terms of which permission is given for the processing of Personal Information;
"Lawful Processing" means processing in circumstances where:
(a)the data subject or a competent person where the data subject is a child consents to the processing;
(b)processing is necessary to carry out actions for the conclusion or performance of a contract to which the data subject is party;
(c)processing complies with an obligation imposed by law on the responsible party;

(d)processing protects a legitimate interest of the data subject;
(e)processing is necessary for the proper performance of a public law duty by a public body; or
(f)processing is necessary for pursuing the legitimate interests of the responsible party or of a third party to whom the information is supplied.
"Personal Information" means information relating to an identifiable, living, natural person, and where applicable, an identifiable, existing juristic person, including, but not limited to:
(a)information relating to the race, gender, sex, pregnancy, marital status, national, ethnic or social origin, colour, sexual orientation, age, physical or mental health, wellbeing, disability, religion, conscience, belief, culture, language and birth of the person;
(b)information relating to the education or the medical, financial, criminal or employment history of the person;
(c)any identifying number, symbol, email address, physical address, telephone number, location information, online identifier or other particular assignment to the person;
(d)the biometric information of the person;
(e)the personal opinions, views or preferences of the person;
(f)correspondence sent by the person that is implicitly or explicitly of a private or confidential nature or further correspondence that would reveal the contents of the original correspondence;
(g)the views or opinions of another individual about the person; and
(h)the name of the person if it appears with other personal information relating to the person or if the disclosure of the name itself would reveal information about the person.
"POPI" means the Protection of Personal Information Act 4 of 2013.
The privacy of all Participants is very important and reasonable efforts will be used in order to ensure that any information, including personal information, provided by a Participants, or which is collected from a Participants, is stored in a secure manner.
Participants agree to give (where applicable) honest, accurate and current information and to maintain and update such information when necessary.
The personal information collected will be used in line with the Company's privacy policy and any processing will comply with Lawful Processing requirements.
Participants acknowledge that any information supplied or made available is provided voluntarily.
By submitting information, a Participant further acknowledges that such conduct constitutes an unconditional, specific and voluntary consent to the processing of such information under any applicable law in the manner contemplated above, which consent shall, in the absence of any written objection received from him/her, be indefinite and/or for the period otherwise required in terms of any applicable law.

Participants consent to the exchange, transfer or otherwise make available any personal information (such as name, address, email address, telephone or fax number) to other parties, if in the legitimate interest of the Company and the Participant indemnifies the Company, the Employer or any Affiliates from any unintentional disclosures of such information to unauthorised persons.

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